Exhibit 10.24

ELECTRONIC TRADE EXECUTION AGREEMENT

THIS AGREEMENT, made this 12th day of November, 1999, is by and between J.P. MORGAN SECURITIES INC. (“JPMSI”), a New York corporation, having its principal place of business at 60 Wall Street, New York, NY 10260, and Archipelago L.L.C. (“ARCA”), an Illinois limited liability company, having its principal place of business at 100 South Wacker Drive, Suite 2012, Chicago, IL 60606.

WHEREAS JPMSI owns and operates an electronic order entry and transaction execution system, among other things, for the purpose of receiving, transmitting and confirming execution of ARCA orders and transactions in exchange-listed securities (the “System”); and

WHEREAS ARCA desires to transmit and JPMSI desires to receive orders for the execution of transactions in exchange-listed securities through the System, subject to and upon the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the premises, the mutual covenants herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, subject to the terms and conditions set forth below, hereby agree as follows:

1.                                           System.

1.1                                 Except those constituent parts of the System that are comprised of the Financial Information eXchange (“FIX”) or the SuperDot system of the New York Stock Exchange, Inc. (“DOT”), and except as otherwise expressly provided herein, all documentation pertaining to the use and operation of the System, all programs relating to the System, and all up-dates, replacements, revisions, enhancements, additions, conversions, adaptations and modifications of the System, the operating guidelines, specifications and other documentation (the “User Documentation”), and the rights to any patents, copyright, trade or service mark, or trade secrets, in relation to the System, are and shall remain the sole property of JPMSI.

1.2                                 ARCA shall have no right or authority to sub-license, sell, transfer, publish, disclose, display, or otherwise use or make available the System, or any JPMSI property, except as may be provided herein.

1.3                                 ARCA shall not, without JPMSI’s prior written consent, copy, modify, adapt translate, decompile, reverse engineer, or otherwise reduce to a human readable form the System, or any part of it, in any way, nor use it to create any derivative system or work.

1 .4                              Any updates, replacements, revisions, enhancements, additions, conversions, adaptations, and modifications to the System shall be subject to the terms and conditions of this Agreement.

1.5                                 JPMSI may update, replace, revise, enhance, add to, convert, adapt modify the System, or any part of the System, at any time without prior notice and may do so without any liability of any kind for any resulting cost, loss or expense incurred by ARCA. JPMSI will provide ARCA ten (10) days advance written notice of any up-date, replacement, revision, enhancement, addition, conversion, adaptation, or modification that is expected to impair or interrupt the execution of ARCA’s orders.

2.                                       Equipment

2.1                             ARCA shall obtain, and shall be responsible for the expense, installation and maintenance, independently of JPMSI, of all necessary equipment for the use by it of the System. Such equipment shall be compatible with and not interfere with or cause technical problems in relation to the System and shall comply with and meet the specifications, performance standards and requirements of FIX and those provided by JPMSI to ARCA, as each may be amended from time to time.

2.2                             JPMST makes no representation or warranty regarding the compatibility of any ARCA equipment proposed to be used or used in connection with the transmission of orders, the receipt of reports, or otherwise in connection with the System.

2.3                             ARCA shall be liable to JPMSI for any and all loss or damage arising, directly or indirectly, in connection with the use by ARCA of any equipment or which is caused, directly or indirectly, by ARCA or ARCA’s equipment to the System or to JPMSI or any JPMSI equipment.

3.                                       Account Opening and Payment of Charges.

3.1                                 Execution of this Agreement shall authorize JPMSI to open one or more accounts in ARCA’s name for the execution of orders transmitted through the System.

3.2                                 ARCA agrees to provide any and all information required by JPMSJ for the opening of an account and acknowledges that it will not be permitted access to the System until JPMSI has received such information in a form satisfactory to it and assigned an account number to ARCA.

3.3                                 ARCA agrees to make timely payment for transaction and other charges hereunder and to deliver securities in timely fashion.

3.4                                 ARCA shall pay to JPMSI a commission equal to [***]% of the gross revenue due to ARCA for each transaction, less any applicable clearing and settlement charges paid by ARCA with respect to such transactions. This commission rate shall be subject to re-negotiation at any time. Such commissions shall be remitted by ARCA within seven (7) days of receipt of a monthly invoice from JPMSI.  JPMSI separately shall pay the cost of

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

any specialist or execution fees incurred in connection with such transactions.

4.                                       Transmission and Acceptance of Orders.

4.1                                 ARCA agrees to transmit orders and to utilize the System solely in accordance with the procedures set out in the FIX Protocol, Version 4.0 and the User Documentation, as each may be amended from time to time, and solely in conformity with applicable law and regulation including, without limitation, the rules and regulations of the New York Stock Exchange (“NYSE’) and the American Stock Exchange (“AMEX”).

4.2                                 ARCA shall be solely responsible for errors and shall notify JPMSI promptly of any errors of which it becomes aware, relating to order entry, transmission, execution or reporting.

4.3                                 JPMSI shall not be responsible for any order prior to the time of acceptance of such order.

5.                                       Confirmations, Transaction Reports and Statements.

All transactions executed through the System shall be confirmed by ARCA’s clearing broker in hard copy format pursuant to Rule 10b-10 under the Securities Exchange Act of 1934, as amended and, in addition, by JIPMSI by the transmission through the System of a courtesy electronic trade confirmation message to ARCA no later than the end of the business day following the day of execution of the transaction. Such confirmations, and any statements of account, shall be deemed accurate, conclusive and binding if ARCA does not object in writing to such clearing broker within two (2) business days or within ten (10) business days, respectively, after delivery to ARCA of said confirmation or statement of account.

6.                                       Order Execution.

6. 1                              ARCA orders accepted for execution by JPMSI shall be executed as agent on ARCA’s behalf

6.2                                 JPMSI reserves the right to decline any ARCA order at any time in its sole discretion

7.                                       “Long” and “Short” Sales.

7. 1                          ARCA shall designate all sale orders entered into the System “long” or “short”, as appropriate. Designation of a sale as “short” shall constitute ARCA’s representation that JPMSI will receive delivery of the security from ARCA, by the applicable settlement date.

7.2                             Designation by ARCA of a sale order as “long” shall constitute a representation by ARCA that (i) ARCA owns the subject security and, (ii) if the subject security is not in JPMSI’s possession at the time of sale, ARCA shall deliver the security in good deliverable form within three (3) business days following execution of the sale transaction or, alternatively, the security is on deposit in good deliverable form with a member of the NASD or a national securities exchange, a broker-dealer registered with the SEC, or with an organization subject to state or federal banking regulation, to whom, in each instance, instructions have been given by ARCA to deliver the subject security to JPMSI (or its appointed agent) against payment.

8.                                       Execution Prices.

The price at which a transaction is executed shall be binding upon the parties notwithstanding an erroneous transaction report relating thereto. A transaction report shall not be binding in the event that an order or transaction has not, in fact, been executed. A transaction in fact executed shall be binding despite any transaction report indicating, erroneously, that a transaction has not been executed.

9.                                       Impact of Trading Halts.

ARCA acknowledges and agrees that JPMSI may cancel (i) any order placed or (ii) any transaction executed in error, while there is in effect, for any reason, a trading halt relating to the security which is the subject of the order or transaction.

10.                                 Clearance and Settlement.

10.1                       JPMSI shall submit to ARCA, or such clearing agent or carrying firm as ARCA may designate for the purpose, all transactions for clearance and settlement in accordance with the clearance and settlement arrangements separately agreed by and between JPMSI and ARCA.

10.2                       JPMSI shall have no liability for the acts or omissions of any third party, including, without limitation, any clearing agent or carrying firm of ARCA or JPMSI.

10.3                           Any and all clearing and settlement costs incurred with respect to transactions executed through the System shall be borne by ARCA. JPMSI shall bear the costs of any specialists’ charges and exchange fees.

11.                                 Restriction on Account.

JPMSI may in its sole discretion terminate or limit transactions in ARCA’s account, decline to accept orders for ARCA’s account and/or require ARCA to reduce the size or number of transactions in its account.

12.                                 ARCA Obligations.

12.1  ARCA shall not enter any orders into the System until after it has furnished

JPMSI, in writing, the names of all those persons at ARCA authorized to access and use the System.

12.2                           ARCA shall be solely responsible for the security and confidentiality of the user and password codes designated for its utilization of the System.

12.3                           ARCA shall he, and hereby acknowledges that it is, solely responsible for all ARCA orders and transactions including, without limitation, those entered into the System by unauthorized persons; those which exceed transaction limit or other restrictions set by JPMSI, or by ARCA’s clearing agent or carrying firm, if any; those which ARCA’s clearing agent or carrying firm refuses for any reason to accept for clearance and settlement; and those which violate or allegedly violate any federal or state laws, or rules or regulations promulgated by the SEC, the NASD, or any national securities exchange or association.

12.4                           ARCA shall establish, implement, enforce, and ensure the proper supervision of written procedures sufficient to ensure that all orders comply in all respects with all transaction limits or other restrictions established or imposed by JPMSI or ARCA’s clearing agent or carrying firm, including, though not limited to, limitations or restrictions as to the type and quantity of securities that ARCA may buy or sell, and the frequency with which ARCA may place orders.

12.5                           ARCA shall establish, implement, enforce and ensure the proper supervision of written procedures sufficient to ensure that all orders and transactions comply in all respects with the laws, rules and regulations to which ARCA and its orders and transactions are subject, including though not limited to the rules, regulations, customs and usages of the Exchanges and markets on which ARCA’s orders are executed.

12.6                           ARCA’s written procedures shall include, among other things, procedures governing authorized access, validation of order and transaction accuracy, conformity of orders with established credit and order size limits, and independent verification of the accuracy of orders re-transmitted to JPMSI following manual conversion by ARCA personnel.

13.                                 ARCA Representations and Warranties.

ARCA represents and warrants that:

13.1                           it is, and will remain for the duration of this Agreement, a registered broker-dealer and a member in good standing of the National Association of Securities Dealers, Inc.

13.2                           it is a knowledgeable, experienced, sophisticated equities market participant familiar and at all times in compliance with all applicable laws, rules or regulations governing its activities;

13.3                           it shall make its own independent trading and order routing decisions without reliance upon advice from JPMSI;

13.4                           all orders shall be for ARCA’s account, or, if for the benefit of any third party, that ARCA has all necessary authority to act on behalf of such third party and shall specify that such orders for third parties are entered by ARCA as broker-dealer agent for such third parties,

13.5                           all orders shall conform to the size, monetary and other transactional limitations and restrictions set by JPMS1, by ARCA’s clearing agent or carrying firm or by the NYSE, AMEX or other exchange, as appropriate;

13.6                           it is an organization duly organized, validly existing and in good standing under the laws of its jurisdiction and has full power and authority to enter into and perform this Agreement;

13.7                           the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and this Agreement constitutes the valid and binding obligation of ARCA enforceable against it in accordance with its terms;

13.8                           it is not under any legal disability which would prevent it from entering into or performing this Agreement;

13.9                           it has established and will maintain during the term of this Agreement the clearance and settlement arrangements referred to in Paragraph 10 above, and the written procedures referred to in Paragraph 12.4 and 12.5 above, and that it will furnish copies of such agreements and procedures to JPMSI within five (5) business days of any request by JPMSI;

13.10                     all orders, communications, transactions and other uses of the System shall be in accordance with and subject to the procedures set out in FIX Protocol, Version 4.0 and in the User Documentation, as each may be amended from time to time;

13.11                     it has received and understands all of the documentation, programs, and other information pertaining to the use and operation of the System.

14.                                 JPMSI Representations and Warranties.

14.1                           Except as may be expressly provided herein, JPMSI makes no representation or warranty, and the System is made available to ARCA without any express implied warranty, of any kind including, without limitation, warranties of merchantability and fitness for a particular purpose and non-infringement of patents, copyrights, trade or service marks or other proprietary rights of third parties and all such warranties are hereby disclaimed.

14.2                           JPMSI makes no representation or warranty that the System, any part of the System, updates to or operation of the System will be uninterrupted or error-free.

14.3                           JPMSI makes no representation or warranty regarding the speed of transmission or priority of any order or execution transmitted through the System.

14.4                           JPMSI makes no representation or warranty that the System will meet ARCA’s desired results or that any defects in the System can or will he corrected.

15.                                 Limitation of Liability.

15.1                           JPMSI shall not be responsible or liable to ARCA, or to any party upon whose behalf ARCA acts, for any loss or damage of any kind including, without limitation, lost profits, lost savings, or other direct or indirect special, incidental or consequential loss, damage or expense, caused by. or arising in connection with, any delay or failure to perform hereunder, including, but not limited to, loss, damage or expense arising, directly or indirectly, in connection with any acts or God, of the public enemy, fires, floods, power failures, war, strike, national disaster, government restriction, exchange ruling, suspension of trading or other market disruption, delays, errors, inaccuracies, or omissions in the transmission of orders or other operation of the System due to breakdown, malfunction or other failure of transmission, execution or communication facilities, or otherwise.

15.2                           ARCA agrees that JPMSI shall not be liable to ARCA, or to any party upon whose behalf ARCA acts, for damages or loss of any kind, including, without limitation, lost profits, lost savings, or other direct, indirect or consequential damage or loss arising, directly or indirectly, in connection with any program, materials, documentation or service made available hereunder, or the use or inability to use the program, materials, documentation or services, or any modification thereof

15.3                       ARCA acknowledges and agrees that market information, price quotations and transaction reports may be inaccurate or incomplete and are subject to error, delay or change. Reliance upon such information, quotations and reports shall be at ARCA’s own risk.

15.4                       ARCA acknowledges and agrees that no liability shall arise by reason of any technical inaccuracy or typographical error contained in the FIX Protocol, Version 4.0 or in the User Documentation, as each may be amended from time to time.

15.5                       ARCA acknowledges and agrees that the limits on liability set out herein are intended to and shall apply to any failure of the System to cause any order to be transmitted or executed either properly or promptly or at all.

15.6                       The above-mentioned warranties and the commitments of JPMSI set forth herein are in lieu of all other obligations and liabilities on the part of JPMSI including, without limitation, special, indirect or consequential damages that in any way arise from or in connection with the use and/or performance or operation of the System.

16.                                 Indemnification.

ARCA hereby agrees to indemnify and hold harmless JPMSI, its affiliates, directors, officers, employees and agents from and against any claim, demand, cause of action, cost, loss, damage, expense (including reasonable attorney’s fees) or liability arising from or in connection with any claim by ARCA, or by any third party, to the extent that such claim arises out of or is in connection with the use and/or operation of the System, or a breach by ARCA or JPMSI of this Agreement, except that ARCA does not agree to indemnify and hold harmless JPMSI to the extent that such claim arises from a deliberate or intentional wrongful act by JMPSI, its affiliates, directors, officers, employees, and agents.

17.                                 Confidentiality.

17.1                           ARCA acknowledges that the System and User Documentation represent and contain confidential, proprietary information of JPMSI and ARCA agrees, both during the term hereof and subsequent thereto, to preserve and maintain the confidentiality of such information, not to use any of it except for the purposes contemplated hereby, and to prevent disclosure of any of the information to any third party.

17.2                           ARCA acknowledges and agrees that JPMSI will suffer irreparable injury not compensable by money damages and for which JPMSI will not have adequate remedy at law in the event of breach by ARCA of these provisions and ARCA therefore agrees that JPMSI shall be entitled to injunctive relief to prevent or restrain any such breach, whether such breach he threatened or actual. The foregoing shall be in addition and without prejudice to or limitation upon any other rights JPMSI may have under the Agreement, at law or in equity.

18.                                 Term of Agreement.

The term of this Agreement shall commence on the date first appearing above and may be terminated by either party pursuant to the provisions of Paragraph 19 hereof The license granted hereunder shall terminate automatically upon termination of the Agreement.

19.                                 Termination.

This Agreement may be terminated by either party upon the provision to the other party often (10) days notice in writing.

20.                                 Notices and Other Communications.

Notices and other communications, including, without limitation, confirmations, transaction reports, statements of account and margin calls shall be deemed personally delivered and received (i) on the day of transmission if sent electronically through the System, or (ii) on the next business day if sent by mail or otherwise. ARCA hereby agrees that JPMSI shall have no liability for any loss, damage or expense, and ARCA hereby waives any and all claims arising, directly or indirectly, in connection with any failure to receive any such notice or communication.

21.                                 Address for Notices.

All notices, requests, demands, and other communications under this Agreement or in connection herewith, if required to be made in writing, shall be given to or made upon the parties as follows:

If to ARCA:	Archipelago L.L.C.
100 South Wacker Drive
Suite 2012
Chicago, IL 60606
Attn: Kevin J.P. O’Hara
General Counsel

If to JPMSI:	J.P. Morgan Securities, Inc.
60 Wall Street
New York, NY 10260
Attn: Robert C. Gasser
With a copy to the General Counsel

22.                                 Non-Waiver and Other Remedies.

Failure of either party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of nor estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one instance constitute a waiver or estoppel with respect to a later breach, whether of a similar nature or otherwise.

23.                                 Unenforceable Terms.

In the event any term or provision of this Agreement shall for any reason be invalid, illegal, or unenforceable in any respect, this Agreement shall be interpreted and construed as if such term or provision had never been included herein and the validity and enforceability of any other provision hereof shall be unaffected thereby.

24.                                 Assignability.

This Agreement, and each and every covenant, term, and condition hereof shall be binding upon and inure to the benefit of the parties and their respective successors, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by either party to a third party, except with the prior written consent of the other.

25.                                 Applicable Law and Regulation

All orders entered into the System and all transactions executed for ARCA’s account shall be subject to the laws, rules, and regulations of the Securities and Exchange

Commission (the “SEC”), the National Association of Securities Dealers, Inc. (the “NASD”), applicable laws, rules and regulations of any federal, state or self-regulatory agency, and the constitution, rules, regulations and customs of the exchanges, markets and clearing agencies where transactions for ARCA are executed, cleared or settled.

26.                                 Governing Law; Jurisdiction; Venue

This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State and without regard to its choice of law provisions, and, except to the extent that arbitration is provided for and elected by ARCA hereunder, the parties hereto agree to the exclusive jurisdiction and venue of any federal or state court sitting in New York State and waive any defense regarding lack of jurisdiction or venue of any court sitting in New York.

27.                                 Arbitration.

27.1                    Arbitration is final and binding on the parties.

27.2                    The parties are waiving their right to seek remedies in court, including the right to a jury trial.

27.3                    Pre-arbitration discovery is generally more limited than and different from court proceedings.

27.4                    The arbitrators’ award is not required to include factual findings or legal reasoning and any party’s right to appeal or to seek modification of rulings by the arbitrators is strictly limited.

27.5                    The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry.

Any controversy between JPMSI, or any of its affiliates or ally of their shareholders, officers, directors or employees on the one hand, and ARCA, its shareholders, officers, directors, or employees on the other hand, arising out of, or relating to, this Agreement, or the account(s) established hereunder, shall be settled by arbitration, in accordance with the rules then obtaining of any one of the following: The American Arbitration Association, or the New York Stock Exchange, Inc., or any other Exchange of which JPMSI is a member, or the National Association of Securities Dealers, Inc., as ARCA may elect. If ARCA does not make such election before the expiration of five (5) business days after a written request from JPMSI to make such election, JPMSI shall choose the arbitration or other forum. Any arbitration hereunder shall be before at least three arbitrators, unless the rules of the selected arbitration forum do not permit three arbitrators, and the award of the arbitrators, or a majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. This agreement to arbitrate does not entitle ARCA to obtain arbitration of claims that would be barred by relevant statutes of limitations if such claims are or were brought in a court of competent jurisdiction. If, at the time that a demand for arbitration is made or an election or notice of intention to arbitrate is served, the claims sought to be arbitrated would have been barred by the relevant statute of limitations or other time bar, either party to this Agreement may assert the limitations as a bar to the arbitration by applying to any court of competent jurisdiction, and ARCA expressly agrees that any issues relating to the application of a statute of limitations or other time bar, are referable to such court. The failure to assert such bar by application to a court, however, shall not preclude its assertion before the arbitrators.

28.                                 Changes, Alterations and Modifications.

No changes, alterations, or modifications hereto shall be effective unless in writing and signed by authorized representatives of the parties.

29.                                 Entire Agreement.

This Agreement, inclusive of the Schedules hereto, which are hereby expressly incorporated into and made a part of this Agreement, represents the entire agreement between the parties hereto and supersedes all prior agreements, written or oral, with respect to the subject-matter hereof. Such prior agreements, if any, are hereby cancelled.

30.                                 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written; and ARCA acknowledges that this Agreement contains a pre-dispute arbitration clause at Paragraph 27 and that ARCA has received, read and understands the terms thereof.

J.P. MORGAN SECURITIES, INC.

By:	/s/ROBERT C. GASSSER
Name: Robert C. Gasser
Title: Managing Director

ARCHIPELAGO L.L.C.

By:	/s/GERALD D. PUTNAM
Name: Gerald D. Putnam
Title: Chief Executive Officer